THE McGRAW-HILL COMPANIES, INC.

and

THE BANK OF NEW YORK MELLON,

Trustee

________________________

FIRST SUPPLEMENTAL INDENTURE

Dated as of January 1, 2009

to

INDENTURE

Dated as of November 2, 2007
________________________

FIRST SUPPLEMENTAL INDENTURE, dated as of January 1, 2009 (this “Supplemental Indenture”), between The McGraw-Hill Companies, Inc., a New York corporation (the “Company”) having its principal office at 1221 Avenue of the Americas, New York, New York 10020, and The Bank of New York Mellon (formerly The Bank of New York), a New York banking corporation, as trustee (the “Trustee”).

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of November 2, 2007 (the “Indenture”), pursuant to which the Company issued $400,000,000 aggregate principal amount of 5.375% Senior Notes due 2012 (the “2012 Notes”), $400,000,000 aggregate principal amount of 5.900% Senior Notes due 2017 (the “2017 Notes”) and $400,000,000 aggregate principal amount of 6.550% Senior Notes due 2037 (the “2037 Notes” and, together with the 2012 Notes and the 2017 Notes, the “Securities”);

WHEREAS, pursuant to Section 9.01(a)(2) of the Indenture, the Company and the Trustee may add to the covenants of the Company contained in the Indenture for the benefit of the Holders of the Securities without the consent of the Holders of any Securities; and

WHEREAS, the execution and delivery of this Supplemental Indenture have been duly authorized by the parties hereto, and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with.

NOW, THEREFORE, for and in consideration of the foregoing premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE I

AMENDMENTS TO INDENTURE

SECTION 1.01.  (a)   The Indenture shall be amended by adding the following definition, to be placed in proper alphabetical order, to Section 1.01(b):

“S&P Subsidiary” means Standard & Poor’s Financial Services LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company.”

(b)           The Indenture shall be amended by adding a new Section 10.08 to read as follows:

“SECTION 10.08.  Subsidiary Guarantee.

(a)           Effective as of January 1, 2009, the S&P Subsidiary shall without any further act unconditionally and irrevocably guarantee payment in full to the Holders of the Securities, as and when the same becomes due and payable, whether at maturity, by redemption, acceleration or otherwise, of the principal of (and premium and additional amounts, if any) and interest on the Securities.

(b)           The S&P Subsidiary agrees that its obligations hereunder shall be unconditional, irrespective of the validity or enforceability of any provision of the Indenture or the Securities, the absence of any action to enforce the same, any waiver or consent of any Holder of the Securities with respect to any provisions hereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(c)           The S&P Subsidiary’s obligations hereunder are a guaranty of the due and punctual payment (and not merely of collection) of the principal of (and premium and additional amounts, if any) and interest on the Securities by the S&P Subsidiary and shall remain in full force and effect until all amounts have been validly, finally and irrevocably paid in full, and shall not be affected in any way by any circumstance or condition whatsoever, including without limitation (1) the absence of any action to obtain such amounts from the Company, (2) any variation, extension, waiver, compromise or release of any or all of the obligations of the Company under the Indenture of the Securities or of any collateral security therefore or (3) any change in the existence or structure of, or the bankruptcy or insolvency of, the Company or by any other circumstance (other than by complete, irrevocable payment) that might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.  The S&P Subsidiary hereby waives all requirements as to diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever.

(d)           In the event of a default in payment of the principal of (and premium and additional amounts, if any) or interest on the Securities, the Holders of such Securities, may institute legal proceedings directly against the S&P Subsidiary to enforce the S&P Subsidiary’s obligations hereunder without first proceeding against the Company.

(e)           The payment to be made by the S&P Subsidiary in respect of its obligations hereunder shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

(f)           The S&P Subsidiary’s obligations hereunder shall remain in full force and effect or shall be reinstated (as the case may be) if at any time any payment by the Company of the principal of (and premium and additional amounts, if any) or interest on the Securities, in whole or in part, is rescinded or must otherwise be returned by the Holder upon the insolvency, bankruptcy or reorganization of the Company or otherwise, all as though such payment had not been made.

(g)           The Securities and the guarantee obligations of the S&P Subsidiary hereunder shall be direct unsecured obligations of the Company and the S&P Subsidiary and shall rank equally with the other unsecured and unsubordinated indebtedness of the Company and the S&P Subsidiary, respectively.”

ARTICLE II

GENERAL PROVISIONS

SECTION 2.01.  The Indenture Ratified.  Except as hereby otherwise expressly provided, the Indenture is in all respects ratified and confirmed, and all the terms, provisions, and conditions thereof shall be and remain in full force and effect.

SECTION 2.02.  Counterparts.  This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

SECTION 2.03.  This Supplemental Indenture is a Supplement to the Indenture.  This Supplemental Indenture is executed as and shall constitute an indenture supplemental to the Indenture and shall be construed in connection with and as part of the Indenture.

SECTION 2.04.  Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.  EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

SECTION 2.05.  References to This Supplemental Indenture.  Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Supplemental Indenture may refer to the Indenture without making specific reference to this Supplemental Indenture, but nevertheless all such references shall include this Supplemental Indenture unless the context otherwise requires.

SECTION 2.06.  Effect of This Supplemental Indenture.  The Indenture shall be deemed to be modified as herein provided, but except as modified hereby, the Indenture shall continue in full force and effect.  The Indenture as modified hereby shall be read, taken, and construed as one and the same instrument.

SECTION 2.07.  Severability.  Any provisions of this Supplemental Indenture held to be invalid, illegal, or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality and unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 2.08.  Trust Indenture Act.  If any provisions hereof limit, qualify, or conflict with any provisions of the TIA required under the TIA to be a part of and govern this Supplemental Indenture, the provisions of the TIA shall control.  If any provision hereof modifies or excludes any provision of the TIA that pursuant to the TIA may be so modified or excluded, the provisions of the TIA as so modified or excluded hereby shall apply.

SECTION 2.09.  Effectiveness.  This Supplemental Indenture shall become effective upon execution by the Company and the Trustee.

IN WITNESS WHEREOF, each of the parties hereto have caused this Supplemental Indenture to be duly executed on its behalf by its duly authorized officer as of the day and year first above written.

THE MCGRAW-HILL COMPANIES, INC.

By:	/s/ Robert J. Bahash
Name:	Robert J. Bahash
Title:	Executive Vice President and Chief Financial Officer

THE BANK OF NEW YORK MELLON

By:	/s/ Timothy Casey
Name:	Timothy Casey
Title:	Assistant Treasurer

Accepted and agreed to as of the date hereof:

STANDARD & POOR’S FINANCIAL SERVICES LLC

By:	/s/ Elizabeth O’Melia
Name:	Elizabeth O’Melia
Title:	Vice President and Treasurer

[Signature Page to the First Supplemental Indenture]